Exhibit 5

                   [KENNEDY, BARIS & LUNDY, L.L.P. LETTERHEAD]




                                November 10, 2003

Board of Directors
James Monroe Bancorp, Inc.
3033 Wilson Boulevard
Arlington, Virginia  22201

         Re:  Registration Statement on Form S-2

Gentlemen:

         As counsel to James Monroe Bancorp, Inc. (the "Company") we have participated in the preparation of the Company's Registration Statement on Form S-2 to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, relating to the proposed public offering, of additional shares of the Company's common stock, as set forth in the registration statement (the "Additional Shares"). The offer and sale of up to $11,500,000 of common stock was registered pursuant to Registration Statement No. 333-108864, declared effective on November 10, 2003 (the "Initial Registration").

         As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made such examinations of law and inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion. Based upon such examinations we are of the opinion that the Additional Shares, when sold in the manner and to the extent set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable shares of the common stock of the Company.

         We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-2 filed by the Company and the reference to our firm contained therein under "Legal Matters."

                                           Sincerely,



                                           /s/ Kennedy, Baris & Lundy, L.L.P.